UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 24, 2008

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS.

On June 24, 2008, Urologix, Inc. (the “Company”) and Stryker Warren, Jr. entered into a letter agreement (the “Offer Letter”) pursuant to which Mr. Warren agreed to serve as the Company’s Chief Executive Officer. Additionally, upon recommendation of the Governance/Nominating Committee of the Board of Directors, the Board of Directors elected Mr. Warren to serve a term as a director ending at the Company’s Annual Meeting of Shareholders following fiscal year 2009.

Stryker Warren, Jr., age 58, served as President and Chief Executive Officer of Urology Healthcare Group, Inc (doing business as CIMplify, Inc.) from May 1997 through April 2007. Urology Healthcare Group, founded in 1997 as a urology practice management company, provides a portfolio of value-added services including practice enhancement, facilities and ancillary services development and management, revenue cycle management, software and services for ASP based practice management, and electronic medical records and reporting for urology practices. Urology Healthcare Group also provides state-of-the-art medical equipment on an as-needed basis. Since May 2007, Mr. Warren has served as a consultant and Chairman and CEO of a start-up healthcare venture, Atlas Health Systems, Inc. Mr. Warren received his Bachelor of Science degree in pharmacy from Oregon State University.

Under the terms of the Offer Letter, Mr. Warren will receive annual base compensation of $300,000, payable according to the Company’s regular payroll practices. Mr. Warren will also participate in the Company’s cash bonus program for executive officers and will be entitled to bonus of 40% of his base salary at the target level of achievement of corporate goals established by the Compensation Committee with respect to the Company’s 2009 fiscal year. The Offer Letter further provides that Mr. Warren will be reimbursed for a maximum of $35,000 in costs and expenses associated with temporary housing and relocation. However, Mr. Warren is required to reimburse the Company for these amounts if his employment with the Company ends prior to the one-year anniversary of his start date. Mr. Warren will also participate in the Company’s health, dental and life insurance benefit plans on the same basis as other employees of the Company.

Pursuant to the Offer Letter, Mr. Warren was granted an option on June 24, 2008 to purchase 355,000 shares of the Company’s common stock under the Company’s Amended and Restated 1991 Stock Option Plan, as amended (the “Plan”). The option has an exercise price equal to the fair market value of the Company’s common stock as of the grant date, as determined under the Plan. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. The option will, to the greatest extent possible, be issued as an incentive stock option with the remainder, if any, issued as a non-qualified stock option. The non-qualified option will be immediately exercisable. If such non-qualified option is exercised before the vesting date, the Company will issue Mr. Warren shares of restricted common stock subject to forfeiture until the vesting date of the corresponding option and subject to repurchase by the Company at the lower of (i) the original exercise price; or (ii) the fair market value of such shares upon forfeiture. Mr. Warren was also granted 80,000 shares of common stock that is restricted stock under the Plan with the restrictions lapsing as to 25% of the shares on each of the first four anniversaries of the date of grant.

In connection with his employment, Mr. Warren entered into a letter agreement relating to change in control benefits, attached hereto as Exhibit 10.1. Under this letter agreement, if a Change in Control occurs and Mr. Warren’s employment is terminated without Cause, or by Mr. Warren for Good Reason, within twelve months of a Change in Control, the Company will pay Mr. Warren a severance payment in cash in a single sum within sixty days of the date of termination equal to 150% of the sum of his annual target compensation (base salary and bonus) in effect on such date. Capitalized terms used in this paragraph have the meaning ascribed to them in the letter agreement. Except with respect to this letter agreement, Mr. Warren’s employment with the Company is “at will.” Mr. Warren also entered into the Company’s standard agreement with employees governing assignment of inventions, confidential information and non-competition. The Compensation Committee of the Board of Directors recommended and the Board of Directors approved the compensation to Mr. Warren under the Offer Letter.

The foregoing summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the Offer Letter, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02. Further, the foregoing summary of the letter agreement relating to change in control benefits does not purport to be complete and is subject to and qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.2 to this Form 8-K and is incorporated by reference into this Item 5.02.

Concurrently with Mr. Warren’s appointment, Mitchell Dann stepped down as the Company’s Interim Chief Executive Officer. Mr. Dann continues to serve as the Company’s Chairman and a director.

On June 24, 2008, the Company issued a press release relating to the foregoing matters, which press release is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement Regarding Offer of Employment between Urologix, Inc. and Stryker Warren Jr. dated June 24, 2008.

10.2	Letter Agreement Regarding Change In Control Benefits between Urologix, Inc. and Stryker Warren Jr. dated June 24, 2008.

99.1	Press Release issued on June 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Rebecca J. Weber
Rebecca J. Weber
Controller and Director of Finance

Date: June 30, 2008